Filed Pursuant to Rule 424(b)(3)
File Number 333-139081

PROSPECTUS SUPPLEMENT NO. 5
to Prospectus declared
effective on February 13, 2007
as supplemented on March 2, 2007, March 12, 2007, April 2, 2007 and May 1, 2007
(Registration No. 333-139081)

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

        This Prospectus Supplement No. 5 supplements our Prospectus dated February 13, 2007, Prospectus Supplement No. 1 dated March 2, 2007, Prospectus Supplement No. 2 dated March 12, 2007, Prospectus Supplement No. 3 dated April 2, 2007 and Prospectus Supplement No. 4 dated May 1, 2007. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 5 together with the Prospectus, Prospectus Supplement No 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3 and Prospectus Supplement No. 4.

This Prospectus Supplement includes the attached information, which was included in our Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed by us with the Securities and Exchange Commission on April 30, 2007.

        Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "CYKN."

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is May 7, 2007

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of April 23, 2007, the number and percentage of shares of Common Stock beneficially owned, directly or indirectly, by each of Cyberkinetics’ directors, director-nominees, the Named Executive Officers, beneficial owners of more than 5% of the outstanding shares of common stock and by the directors and executive officers of Cyberkinetics as a group. Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and does not necessarily indicate ownership for any other purpose, and generally includes voting or investment power with respect to the shares and shares which such person has the right to acquire within 60 days of April 23, 2007. Except as subject to community property laws, where applicable, and except as indicated below, the person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him/her. Unless otherwise indicated, the persons listed below can be contacted at 100 Foxborough Blvd., Suite 240, Foxborough, MA 02035.

		Amount and
		Nature of
Title of		Beneficial	Percent of
Class	Name and Address of Beneficial Owner	Owner	Class**

Common	Timothy R. Surgenor(1)	1,236,811	3.20%
Stock	President, Chief Executive Officer and Director

Common	John P. Donoghue, Ph.D.(2)	781,967	2.06%
Stock	Founder, Chief Scientific Officer and Director

Common	Mark A. Carney (3)	1,046,640	2.78%
Stock	Executive Vice President and Director

Common	Kurt H. Kruger	158,297	*
Stock	Chief Financial Officer

Common	J. Christopher Flaherty(4)	202,570	*
Stock	Executive Vice President, Technology and Intellectual Property

Common	Kimi Iguchi(5)	96,767	*
Stock	Vice President, Finance

Common	Nicholas G. Hatsopoulos, Ph.D.(6)	486,660	1.29%
Stock	Founder and Director

Common	Mark P. Carthy(7)	12,312,496	31.30%
Stock	Director

Common	George N. Hatsopoulos, Ph.D.(8)	1,324,072	3.52%
Stock	Director

Common	Theo Melas-Kyriazi(9)	15,000	*
Stock	Director

Common	Daniel E. Geffken(9)	15,000	*
Stock	Director

Common	All directors and executive officers as a group
Stock	(11 persons)(10)	17,676,280	42.66%

	Five Percent Stockholders:

Common	Oxford Bioscience Partners and affiliated entities(7)	12,312,496	31.30%
Stock

Common	Medica Venture Partners and affiliated entities (11)	6,250,002	15.76%
Stock

Common	Hunter World Markets, Inc.(12)	2,083,334	5.25%
Stock

*	Indicates less than 1.0%

**	Based on 37,563,783 shares outstanding as of April 23, 2007.

(1)
Includes options to purchase 1,012,500 shares of common stock exercisable within 60 days of April 23, 2007. Also includes 140,000 shares of common stock and 63,200 warrants to purchase common stock held by the Daniel S. Gregory 1987 Trust for the benefit of Charlotte Gregory Surgenor. Mr. Surgenor’s children are the primary beneficiaries of the trust and Mr. Surgenor and his wife retain a pecuniary interest in the shares and warrants.

(2)	Includes options to purchase 479,252 shares of common stock exercisable within 60 days of April 23, 2007.

(3)	Includes options to purchase 25,000 shares of common stock exercisable within 60 days of April 23, 2007.

(4)	Includes options to purchase 189,000 shares of common stock exercisable within 60 days of April 23, 2007.

(5)	Includes options to purchase 92,500 shares of common stock exercisable within 60 days of April 23, 2007.

(6)	Includes options to purchase 183,945 shares of common stock exercisable within 60 days of April 23, 2007. Such person may be contacted at 1027 East 57th St., Chicago, IL 60637.

(7)
Jonathan J. Fleming, Jeffrey T. Barnes, Mark P. Carthy, Alan G. Walton and Michael E. Lytton exercise voting and investment control with respect to shares held by Oxford Bioscience Partners. These persons are the General Partners of OBP Management IV L.P., which is the General Partner of the funds referenced herein. The holdings of Oxford Bioscience Partners include 10,436,017 shares and warrants to purchase 1,754,172 shares held by Oxford Bioscience Partners IV, L.P. and 104,707 shares and warrants to purchase 17,600 shares held by MRNA Fund II, L.P. Mr. Carthy, a Director of Cyberkinetics since 2002, disclaims beneficial ownership of the shares held by funds affiliated with Oxford Bioscience Partners, except to the extent of his proportionate pecuniary interest therein. The listed beneficial owners may be contacted at 222 Berkeley St., Suite 1650, Boston, MA 02116.

(8)
Daphne Hatsopoulos exercises voting and investment control with respect to shares held. The holdings include 1,296,138 shares and warrants to purchase 27,934 shares held by GDH Partners L.P. Dr. Hatsopoulos, a Director of Cyberkinetics since 2002, is a limited partner of GDH Partners L.P. and a minority owner GDH Management, LLC, which is a general partner of GDH Partners L.P. Dr. Hatsopoulos disclaims beneficial ownership of the shares held by GDH Partners L.P., except to the extent of his proportionate pecuniary interest therein. The listed beneficial owners may be contacted at 233 Tower Road, Lincoln, MA 01773.

(9)	Consists of options to purchase 15,000 shares of common stock exercisable within 60 days of April 23, 2007.

(10)	Includes options to purchase 2,012,197 shares of common stock exercisable within 60 days of April 23, 2007 and warrants to purchase 1,862,906 shares.

(11)
Ehud Geller exercises voting and investment control with respect to securities held. The holdings of Medica Ventures Partners include 1,406,105 shares and 703,053 warrants to purchase shares held by Medica III Investments (International) L.P., 509,004 shares and 254,502 warrants to purchase shares held by Medica III Investments (Israel) L.P., 557,565 shares and warrants to purchase 278,783 shares held by Medica III Investments (S.F.) L.P., 300,081 shares and warrants to purchase 150,041 shares held by Medica III Investments (P.F.) L.P., 724,834 shares and warrants to purchase 362,417 shares held by Medica III Investments (Israel) (B) L.P. and 669,078 shares and warrants to purchase 334,539 shares held by Poalim Medica III Investments L.P. Dr. Geller may be contacted at Ackerstein Towers, 11 Hamanofim St., Bldg. B, 10 th fl., Herzlia, Israel 46120.

(12)
Todd Ficeto exercises voting and investment control with respect to the shares held by Hunter World Markets, Inc. The holdings relate to warrants to purchase 2,083,334 shares. Mr. Ficeto may be contacted at 9300 Wilshire Blvd., Penthouse Suite, Beverly Hills, CA 90212

Section 16(a) Beneficial Ownership Compliance

Under the federal securities laws of the United States, the Directors, executive officers (and certain other officers) and ten-percent beneficial owners of the Company’s Common Stock must file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Specific filing dates have been established. For fiscal 2006, the Company has been advised by the reporting persons that all required reports of beneficial ownership of the Company’s Common Stock were timely filed with the SEC, except for a Form 4 not timely filed for current executive officers Timothy R. Surgenor, John P. Donoghue, Ph.D, J. Christopher Flaherty and Kimi E. Iguchi and former executive officer Jon P. Joseph Ph.D., and one Form 4 not timely filed for each of the non-employee directors, Daniel E. Geffken and Theo Melas-Kyriazi. In addition, Mark A. Carney and Jonathan T. Hartmann each filed one late Form 3.

AUDIT FEES

      Aggregate fees billed by Cyberkinetics’ independent registered public accounting firm for the years ended 2006 and 2005 are as follows:

	2006	2005

Audit fees	$88,550	$132,750
Audit related fees	$31,860	$7,000
Tax fees	$7,000	$5,500
All Other Fees	$—	$—

Audit Fees

      Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-QSB, and other audit services including the provision of consent and review of documents filed with the SEC.

Audit Related Fees

      In 2006, the audit related fees primarily include fees for the audit of our wholly-owned subsidiary, Andara Life Science, Inc., acquired in February 2006. In 2005, the audit related fees include fees for filings and review rendered by Ernst & Young LLP as part of the transition to the Vitale, Caturano & Company, Ltd.

Tax Fees

      Tax fees consist of fees for tax compliance, tax advice, and tax planning services. Tax advice and tax planning services relate to assistance with tax audits and appeals and employee benefit plans.

Policy on Accounting Matters; Pre-Approval of Audit and Non-Audit Services of Independent Registered PublicAaccounting Firm

      The Audit Committee oversees Cyberkinetics’ corporate accounting and reporting practices and the quality and integrity of Cyberkinetics’ financial statements and reports, selects, hires, oversees and terminates Cyberkinetics’ independent registered public accounting firm, monitors Cyberkinetics’ independent registered public accounting firm’s qualifications, independence and performance, monitors Cyberkinetics’ and its affiliates’ compliance with legal and regulatory requirements, oversees all internal auditing functions and controls, and oversees Cyberkinetics’ and its affiliates’ risk management function.

      The Audit Committee’s policy is to pre-approve all audit and non-audit services, other than de minimis non-audit services, provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. In pre-approving the services for fiscal year 2005 under audit related fees, tax fees or all other fees, the audit committee did not rely on the de minimis exception to the SEC pre-approval requirements. The independent registered public accounting firm and management are required to periodically report to the full Board regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

      The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided by its independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

      The Audit Committee has considered the provision of non-audit services provided by Cyberkinetics’ independent registered public accounting firm to be compatible with maintaining their independence. The Audit Committee will continue to approve all audit and permissible non-audit services provided by Cyberkinetics’ independent registered public accounting firm. These services may include audit services and related services, tax services, and other services.